Exhibit 23.4

Consent of Author

Reference is made to the technical report (the "Technical Report") entitled "Update and Revision of the Gold Wedge Project Development Nye County, Nevada" (March 2005), of which the undersigned has prepared for Royal Standard Minerals Inc. (the “Company”).

In connection with the Company’s registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, Timothy D. Master, hereby consent to the incorporation by reference of information derived from the Technical Report in the Registration Statement.

Date: June 15, 2012

By:    /s/ Timothy D. Master
Name: Timothy D. Master